Exhibit B

BUSINESS AND BUSINESS PLAN

Business Plan Summary

Viroment Capital, LLC is a real estate development and operations company based in Minneapolis, Minnesota which has licensed or otherwise acquired the right to use proprietary hog waste treatment technology and purchased treatment systems incorporating such technology from an affiliate. The Company plans to:

●	purchase real estate in Nebraska;

●	construct a barn specially purposed for growing hogs commercially on such property;

●	lease the barn to a commercial hog grower; and,

●	utilize the proprietary hog waste treatment technology and treatment systems to harvest dried hog waste from the barn to sell to third parties.

The Company expects revenues to be generated from (1) the triple net lease entered into with the hog farmer tenant and (2) sale of the dried hog waste.

Business Plan 2020

All Rights Reserved, Viroment Capital LLC 2020

EXECUTIVE SUMMARY

VIROMENT CAPITAL’S PROMISSORY NOTE is a financial product paying out a fixed stream of payments at a rate of 8% per annum (up to 12% per annum, depending on the tier of investment – See Section 13 of Offering Statement – Ownership and Capital Structure). Payments will be made from the fund’s lockbox held at one of the largest global agribusiness companies ($15Bn in revenues per annum). The lockbox is funded by best-in class global agricultural livestock integrators contracted for 15-year terms.

ACCUMULATION PHASE: Will be closed at $750,000 USD.

ANNUITIZATION PHASE: Once the annuitization phase has been reached, the product begins paying out to the annuitant at APR of 8% (up to 12%, depending on the tier of investment – See Section 13 of Offering Statement – Ownership and Capital Structure – The Offering – Annual Rate of Return / Interest Rate) until the original investment is returned. The minimum time in the fund will be 3 years. Investor payments will be made quarterly, beginning on the last day of the fourth month following the closing date.

COMPANY BIO: Viroment’s proprietary technology solves the challenges of waste sludge disposal. Our treatment system significantly lowers the hauling cost – while reducing environmental impact and meeting regulatory standards. Viroment’s innovation paves the way for a redeployment of a validated adjacent industry application.

DISTRIBUTION MODEL / METHODOLOGY: Viroment develops strategic partnerships with best in class region partners in each vertical. These experienced market leaders become early adopters and distribution partners for our system in each market responsible for marketing, sales, installations, servicing and tech support. Viroment USA, in turn, supports this partner behind the scenes on an as needed basis. Lower Costs. Less Regulation. Sustainable Process.

MEDIA: Viroment has been featured in Forbes, Fortune Magazine, MSNBC, Reuters, China TV, Global Water Intelligence Magazine, South China Morning Post, Japan Times, Caixin Global (China), Financial Times, Biz Journals, Yahoo Finance, China Daily & Daily Mail (United Kingdom).

NOTABLE EVENTS: Hurricane Harvey (Houston, Texas)

Viroment deployed several wastewater processing units to assist the City of Houston’s Wastewater Treatment plant in responding to the natural disaster. The emergency response has led to a continued partnership and processing at their facilities to this day.

US Commercial Services Trade Mission (Beijing, China)

Viroment executed an $800M partnership agreement with government owned Hangzhou Iron and Steel. The contract signing was witness by both US President Trump and China President Xi at the Great Hall of the People in Beijing on November 9, 2017.

THE PROBLEM

Market demand for pork is not being met resulting in a sharp demand by hog growers, called Integrators, for pig growing spaces (hog barns). Pork processing facilities in the region are currently operating at 30% potential capacity further indicting the extreme demand for market growth demands.

Integrators do not want to own land or barns preferring to invest in live animal assets. Farmers who own the land do not want to do the labor and typically only have the capacity for one site at a time.

OUR SOLUTION

Organize multi-build barn packages attracting best-in-class market corporate partners resulting in long-term corporate lease contracts.

TECHNICAL ADVANTAGES

New Barn	Current / Old Barn
Manure Footprint Reduced > 90%	Large Sludge Footprint
Constant Flush	Long Term Periodic (6 / 12 month)
Low / No Odor	High Odor
No Fresh Water Needed to Flush	High Fresh Water Flush Consumption
Less / No Flies	Animal Agitation & Pathogen Risks
Promotes Animal Wellness	4% Minimum Death Rate
Promotes Faster Growth	No
Manure Marketable Commodity	Cost to Dispose Plus Regulatory
Barn Modernization / Optimization	Increased Labor Animal Health Costs
Gridded / Planned Locations	Random
40+ year life	Near or End of Useful Life
Labor Friendly / Attractive	Prone to Dissatisfaction /Staff Turnover
Organic Ready	No
No Cross-Contamination	Sludge Pumper Create a Bio-Security Risk

FINANCIALS

Cash Flow Each Barn (Year 1)

Cost of Assets / Each	$2,100,000

Gross Revenue / Year
Lease	$195,000
Other (Manure 50%)	$70,345
$265,345

Expenses / Year
OPEX (Triple-Net Lease)	0

Debt Service / Taxes	$168,844
$-168,844

Net Profit / Barn	$96,501

Debt Service Coverage Ratio 1.57

Rollout Schedule

Barn #	June	July	Aug	Sept	Oct	Nov	Dec	2020 YE
1	$8,042	$8,042	$8,042	$8,042	$8,042	$8,042	$8,042	$56,292
2		$8,042	$8,042	$8,042	$8,042	$8,042	$8,042	$48,250
3			$8,042	$8,042	$8,042	$8,042	$8,042	$40,209
4				$8,042	$8,042	$8,042	$8,042	$32,167
CF/Mo	$8,042	$16,083	$24,125	$32,167	$32,167	$32,167	$32,167	$176,918

First Five Years Cash Flows

	2020	2021	2022	2023	2024
Cash Flow	$176,918	$386,004	$386,004	$386,004	$386,004
Principal Reduce	$310,943	$368,424	$398,063	$413,765	$430,086
	$487,851	$754,428	$784,067	$799,768	$816,090

Twenty (20) Year Gain for Four (4) Barns (Including Debt Service) $19,000,000

*Financial Assumptions: Debt Service at 3.875%, barn size of 6,500 hog capacity, base lease rate of $30 / pig space triple net, 15-year leases, barn life exceeds 40 years with historical supportive data/experience, and amortization of 17 years.

DOMESTIC AGRICULTURAL MARKETS

Livestock production rankings by state:

Pork	Beef
#1 Iowa	#1 Texas
#2 North Carolina	#2 Nebraska
#3 Minnesota
#4 Illinois
#5 Indiana
#6 Nebraska

In 1982 Nebraska enacted unique legislation barring corporate farm ownership and/or operations. Although this law was recently overturned in 2015, it did establish and promote larger family farm growth within the state of Nebraska during that span of time. Several home-grown Nebraska operations have expanded substantially and as an end result, control the Nebraska regional market which funnels meat to in-state meat processing facilities.

The resulting pork market (about 80%) in Nebraska is currently controlled by just a handful of organizations or individuals. Similar metrics can be said for Nebraska’s beef market. These organizations have operations that span the surrounding states and even heavily into Illinois and beyond. Coincidentally, or perhaps by unintended legislative design, the epicenter of these organizations is in NE Nebraska between Lincoln and Omaha.

THE OPPORTUNITY

Partners:

●	Well-connected feed mill owner with ownership of 30,000 pig spaces concerned over giving his manure nutrients away for free;

●	Major player in the barn builder market deals with land acquisition for discard of nutrients for past and future clients; and

●	Sludge/manure dewatering expert with a business development background.

Strategic Partners:

●	Top 20 global corporate integrators with 15-yr guaranteed leases; and

●	Cooperative with $700M in assets guaranteeing the loans.

COMPANY PRINCIPLES

Paul Koenig

CEO

Raised on a family “Century Award” farm in central Minnesota USA and later attended the University of Minnesota where he participated in varsity football for the Gophers while majoring in business and science.

After college Paul became involved in real estate starting out volunteering for property owners eventually becoming one of the largest private voucher-based Section 8 HUD housing provider in the upper Midwest. Paul's personal real estate portfolio has included 750+ real estate transactions, new construction builds of 100+ new properties in low income neighborhoods and 100+ fully remodeled (complete code compliance properties) multi-family properties.

Currently, Paul is the CEO of Viroment, an award-winning clean tech company in the wastewater space. The company’s innovative technology reduces wastewater sludge footprints by up to 95% creating clean reuse water and a valuable multiuse bio-cake.

(November 2017) Paul was invited to a Beijing China to participate in the historic US Commercial Services Trade Mission event held at the Great Hall of the People in Beijing China. Viroment executed contracts in the amount of $800M with Hangzhou Iron and Steel and $100M with Guanye Guangdong Environmental Protection Company Limited; both of which are Chinese Government State Owned Companies. The signing event was personally witnessed by United States Secretary Commerce Wilbur Ross, President Donald Trump and President Xi Jinping (China).

Media Link: https://eblnews.com/video/paul-koenig-us-business-delegation-president-trump-china-253693

Paul has been a strong and influencing advocate on both a professional and personal basis. He is widely known to his clients and friends as a resourceful. Paul enjoys coaching youth sports, volunteering on community association boards and solving large scale problems.

Russ Vering

Partner

Russ Vering resides in Scribner, NE and operates Central Plains Milling (CPM) in Howells, Nebraska in a partnership with Frontier Cooperative of Lincoln, Nebraska.

CPM manufactures feed for swine, cattle and poultry. CPM’s revenues are in excess of $25M/year with growth projections to reach $50M/year. In 2016 Russ purchased the former Husker Coop in Columbus, NE investing $850,000 to update the facility under the CPM brand. CPM owns a proprietary home-grown recipe or blend of feed for its clients in addition to traditional feed stock it sells. This unique blend netted a $1,000,000 distribution agreement with feed giant JBS for distribution of the product across the region.

After college Russ worked on his family farm and eventually became owner of the family farm. Russ is personally involved with contract wean-to-finish sites in eastern Nebraska.

Russ is a board member of the Nebraska Pork Producers Council. In his role as a board member Russ has been on several US Trade Missions, played a critical role in both charitable events / donations as well as in an advisory position for government oversight and regulatory compliance. Russ attended the University of Nebraska on a wrestling scholarship and is married with two daughters.

Chris Reimers

Partner

Chris is from West Point, Nebraska. Chris attended the University of Nebraska-Lincoln majoring in Agricultural Engineering. Chris was an operations manager at ADM in Sioux City, Iowa before he settled in with Settje Agri-Services. In his current role he manages manure marketing & application, agronomy services, and CAFO environmental compliance.

Recently, Chris played a integral role in the Costco “1 Billion Bird Facility” in Nebraska: https://civileats.com/2018/12/11/costcos-100-million-chickens-will-change-the-future-of-nebraska-farming/. Chris’s responsibilities for this first of its kind project addressed compliance, engineering and groundwork for this block chain supply of Costco’s famed “$4.99 for a Four-Pound Chicken” product.

Chris’s current footprint at Settje includes manure marketing that spans across their 8,000 barns built client-base across the Central USA. Chris’s top clients control 80% of the regional livestock space.

SUSTAINABILITY

The Viroment dewatering equipment used to process manure in real-time contributed to the project promotes improved animal health and less impact on the local ecosystems including humans. Because we are able to reintroduce our filtered water to the closed loop flushing system, we are able to reduce odor, gas emissions, flies, and pathogens.

The process creates to valuable reuse byproducts from the waste sludge:

1.	Solids. A valuable bio-cake rich in nutrients with significant market value. This organic fertilizer reduces sludge haul away footprints from hog barn pits and retention ponds by approximately 25X reduction transportation costs (fuel, labor, vehicle).

2.	Filtered Water. Reusable water is able to be used for animal cooling, washdown or flushing with the balance is able to be safely discharged.

Closed Loop Grow Cycle Process

(Front to back – Paul, Russ & Chris)

MARKET SUMMARY RADIUS – FEED MILL vs. KILL PLANT

30 miles	Tyson (Madison NE)	2,920,000 hogs
40 miles	WholeStone Farms (Fremont NE)	3,833,000 hogs
80 miles	Smithfield Foods (Crete NE)	4,015,000 hogs
83 miles	Seaboard Triumph Foods (Sioux City, IO)	3,723,000 hogs
210 miles	Seaboard Triumph Foods (St. Joseph, MO)
220 miles	Prestidge Farms (Eagle Grove, Iowa)

SELECTED FACILITY SITES

Creighton
Plainview
Sioux City
Sergeant Bluff
Wayne
Pierce
Neligh
Norfolk
Onawa
Madison
West Po
Albion
Blair
Genoa
Columbus
Fremont
Platte River
Fullerton
David City
Omaha
20
20
20
20
75
29
77
275
75
77
81
29

(30+ close proximity to partner owned feed mills & meat processing)

DEALS (shovel ready with contract)

1.	4 barns @ 6,500 spaces	$8,400,000
2.	20 barns @ 5,500 spaces	$40,000,000
3.	5 barns @ 6,250 spaces	$10,500,000

Pro Forma Projections

Corporate Integrator projected pace is one barn per week in year one increasing the pace by one barn per month over a 4-year period.

PROJECTIONS - 6500 Barn Series

($2,100,000 / Barn)

2020
Barn #	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2020 YE
1						8,042	8,042	8,042	8,042	8,042	8,042	8,042	56,292
2							8,042	8,042	8,042	8,042	8,042	8,042	48,250
3								8,042	8,042	8,042	8,042	8,042	40,209
4									8,042	8,042	8,042	8,042	32,167
5										8,042	8,042	8,042	24,125
6											8,042	8,042	16,083
7												8,042	8,042
CF / Mo	0	0	0	0	0	8,042	16,083	24,125	32,167	40,209	48,250	56,292	225,169

2021
Barn #	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2021 YE
Existing	56,292	56,292	56,292	56,292	56,292	56,292	56,292	56,292	56,292	56,292	56,292	56,292	675,506
8-9	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	193,002
10-11		16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	176,918
12-13			16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	160,835
14-15				16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	144,751
16-17					16,083	16,083	16,083	16,083	16,083	16,083	16,083	16,083	128,668
18-19						16,083	16,083	16,083	16,083	16,083	16,083	16,083	112,584
20-21							16,083	16,083	16,083	16,083	16,083	16,083	96,501
22-23								16,083	16,083	16,083	16,083	16,083	80,417
24-25									16,083	16,083	16,083	16,083	64,334
26-27										16,083	16,083	16,083	48,250
28-29											16,083	16,083	32,167
30-31												16,083	16,083
CF / Mo	72,376	88,459	104,543	120,626	136,710	152,793	168,877	184,960	201,044	217,127	233,210	249,294	1,930,018

2022
Barn #	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2022 YE
Existing	249,294	49,294	249,294	249,294	249,294	249,294	249,294	249,294	249,294	249,294	249,294	249,294	2,991,528
32-34	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	289,503
35-37		4,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	265,377
38-40			24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	241,252
41-43				24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	217,127
44-46					24,125	24,125	24,125	24,125	24,125	24,125	24,125	24,125	193,002
47-49						24,125	24,125	24,125	24,125	24,125	24,125	24,125	168,877
50-52							24,125	24,125	24,125	24,125	24,125	24,125	144,751
53-55								24,125	24,125	24,125	24,125	24,125	120,626
56-58									24,125	24,125	24,125	24,125	96,501
59-61										24,125	24,125	24,125	72,376
62-64											24,125	24,125	48,250
65-67												24,125	24,125
CF / Mo	273,419	297,544	321,670	345,795	369,920	394,045	418,171	442,296	466,421	490,546	514,671	538,797	4,873,295

2023
Barn #	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2023 YE
Existing	538,797	538,797	538,797	538,797	538,797	538,797	538,797	538,797	538,797	538,797	538,797	538,797	6,465,560
68-71	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	386,004
72-75		32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	353,837
76-79			32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	321,670
80-83				32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	289,503
84-87					32,167	32,167	32,167	32,167	32,167	32,167	32,167	32,167	257,336
88-91						32,167	32,167	32,167	32,167	32,167	32,167	32,167	225,169
92-95							32,167	32,167	32,167	32,167	32,167	32,167	193,002
96-99								32,167	32,167	32,167	32,167	32,167	160,835
100-103									32,167	32,167	32,167	32,167	128,668
104-107										32,167	32,167	32,167	96,501
108-111											32,167	32,167	64,334
112-115												32,167	32,167
CF / Mo	570,964	603,131	635,298	667,465	699,631	731,798	763,965	796,132	828,299	860,466	892,633	924,800	8,974,583

2024+
Barns	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2024 YE

115	924,800	924,800	924,800	924,800	924,800	924,800	924,800	924,800	924,800	924,800	924,800	924,800	11,097,603

Year	Cumulative CF	Year	Cumulative CF	Year	Cumulative CF

2020	225,169	2025	38,198,271	2030	93,686,286
2021	2,155,187	2026	49,295,874	2031	104,783,889
2022	7,028,482	2027	60,393,477	2032	115,881,492
2023	16,003,065	2028	71,491,080	2033	126,979,095
2024	27,100,668	2029	82,588,683	2034	138,076,698

Equity @ 15 years	241,500,000	Number of Barns	115 Barns
15-year Cash Flow	138,076,698	Lease Terms:	15 year
Equity + Cash Flow	379,576,698	Lease Type	Triple Net

Cash Flow @ 16+	22,425,000	Debt Service Coverage Ratio	1.572

Investment Opportunity

Viroment Capital, LLC is seeking capital to finance and build pre-leased cash flowing hog barns. Investors will receive annual return of up to 12%. The investor will receive quarterly dividend payments with a final balloon payoff at the end of the 3 year note term.